AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SHELDAHL, INC.



ARTICLE I

	The name of this corporation shall be Sheldahl, Inc.

ARTICLE II

	The registered office of this corporation shall be 1150 Sheldahl Road, Northfield, Minnesota 55057.

ARTICLE III

	The authorized capital stock of this corporation shall be Fifty Million (50,000,000) shares of Common Stock of the par value of twenty-five cents ($.25) per share (the "Common Stock") and Five Hundred Thousand (500,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share
(the "Preferred Stock"). The relative voting rights, preferences and other privileges of such capital stock, shall be as follows:

(a)	Common Stock.  Each share of Common Stock shall entitle the
holder thereof to one vote; all such shares of Common Stock shall be equal in all respects and shall confer equal rights upon the holders thereof.

(b)	Preferred Stock.  Each share of Preferred Stock shall entitle the holder thereof to such rights, voting power, dividends, redemption rights or privileges, rights on liquidation or dissolution, conversion rights and privileges, sinking or purchase fund rights and other preferences, privileges and restrictions as may be fixed by the Board of Directors by resolution thereof filed in accordance with Chapter
302A of the Minnesota Statutes.


ARTICLE IV

	A.	In addition to any affirmative vote required by law or these
Amended and Restated Articles of Incorporation, and except as otherwise expressly provided in Section B of this Article IV, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or by any other provision of these Amended and Restated Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

	B.	The provisions of Section A of this Article IV shall not be
applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Amended and Restated Articles of Incorporation or in any agreement with any national securities exchange or otherwise, if the conditions specified in either of the following Paragraphs 1 or 2 are met:

	1.	The Business Combination shall have been approved by a
majority of the Continuing Directors (as hereinafter defined).

	2.	All of the following conditions shall have been met:

		a.	The aggregate amount of cash and the Fair Market Value (as
hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount determined under clauses (i) and (ii) below:

			(i)	(if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder (as hereinafter defined) for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock (a) within the two-year period immediately prior to the date of the first public announcement of the proposed
Business Combination (the "Announcement Date") or (b) in the transaction in which it became an Interested
Shareholder, whichever is higher; and

		    (ii)	the Fair Market Value per share of Common Stock on
the Announcement Date or on the date on which the Interested Shareholder became an Interested
Shareholder (such latter date being referred to herein as the "Determination Date"), whichever is higher.

		b.	The aggregate amount of cash and the Fair Market Value as
of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding
Capital Stock (as hereinafter defined), other than Common
Stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:

			(i)	(if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Stock (a) within the two-year period immediately prior to the Announcement Date or

(b) in the transaction in which it became an Interested Shareholder, whichever is higher;

		    (ii)	the Fair Market Value per share of such class or
series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

		   (iii)	(if applicable) the highest preferential amount per
share to which the holders of shares of such class or
series of Capital Stock would be entitled in the
event of any voluntary or involuntary liquidation,
dissolution or winding up of the affairs of the
corporation, regardless of whether the Business
Combination to be consummated constitutes such an
event.

The provisions of this Paragraph 2.b shall be required to be met with respect to every class or series of outstanding
Capital Stock, whether or not the Interested Shareholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

		c.	The consideration to be received by holders of a particular
class or series of outstanding Capital Stock shall be in
cash or in the same form as previously has been paid by or
on behalf of the Interested Shareholder in connection with
its direct or indirect acquisition of beneficial ownership
of shares of such class or series of Capital Stock.  If the
consideration so paid for shares of any class or series of
Capital Stock varied as to form, the form of consideration
for such class or series of Capital Stock shall be either
cash or the form used to acquire beneficial ownership of
the largest number of shares of such class or series of
Capital Stock previously acquired by the Interested
Shareholder.  The price determined in accordance with
Paragraphs 2.a and 2.b of Section B of this Article IV
shall be subject to appropriate adjustment in the event of
any stock dividend, stock split, combination of shares or
similar event.

		d.	After such Interested Shareholder has become an Interested
Shareholder and prior to the consummation of such Business
Combination: (i) there shall have been no failure to declare and pay at the regular date therefor any full quarterly or other required periodic dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock having a preference over the Common Stock as to dividends, or upon liquidation, except as approved by a majority of the Continuing Directors; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock dividend, stock split, combination of shares or similar event), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common
Stock as necessary to reflect any reclassification
(including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors;
and (iv) except as approved by a majority of the Continuing
Directors, such Interested Shareholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in the transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder's percentage beneficial ownership of any class or series of Capital
Stock.

		e.	After such Interested Shareholder has become an Interested
Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

		f.	A proxy or information statement describing the proposed
Business Combination and complying with the requirements of the Securities Exchange Act of 1934 (the "Act") and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the corporation at least
30 days prior to the consummation of such Business
Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that a majority of the Continuing Directors may choose to make and, if deemed advisable by a majority of the Continuing Directors as to the fairness (or lack of fairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Shareholder and its Affiliates
(as hereinafter defined) or Associates (as hereinafter defined).

		g.	Such Interested Shareholder shall not have made or caused
to be made any major change in the corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

	C.	For the purpose of this Article IV:

	1.	The term "Business Combination" shall mean:

		a.	any merger, consolidation or statutory exchange of shares
of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested
Shareholder) which is or after such merger, consolidation or statutory share exchange would be an Affiliate or Associate of an Interested Shareholder; provided, however, that the foregoing shall not include the merger of a wholly owned Subsidiary of the corporation into the corporation or the merger of two or more wholly owned Subsidiaries of the corporation; or

		b.	any sale, lease, exchange, mortgage, pledge, transfer or
other disposition (in one transaction or a series of transactions) to or with an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the corporation or any Subsidiary equal to or greater than ten percent (10%) of the book value of the consolidated assets of the corporation; or

		c.	any sale, lease, exchange, mortgage, pledge, transfer or
other disposition (in one transaction or a series of transactions) to or with the corporation or any Subsidiary of any assets of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder equal to or greater than ten percent (10%) of the book value of the consolidated assets of the corporation; or

		d.	the issuance or transfer by the corporation or any
Subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any securities of the corporation (except pursuant to stock dividends, stock splits, or similar transactions which would not have the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital
Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder) or of any securities of a Subsidiary (except pursuant to a pro rata distribution to all holders of Common Stock of the corporation); or

		e.	the adoption of any plan or proposal for the liquidation or
dissolution of the corporation proposed by or on behalf of
an Interested Shareholder or any Affiliate or Associate of
any Interested Shareholder; or

		f.	any transaction (whether or not with or otherwise involving
an Interested Shareholder) that has the effect, directly or
indirectly, of increasing the proportionate share of any
class or series of Capital Stock, or any securities
convertible into Capital Stock or into equity securities of
any Subsidiary, that is beneficially owned by any
Interested Shareholder or any Affiliate or Associate of any
Interested Shareholder, including, without limitation, any
reclassification of securities (including any reverse stock
split), or recapitalization of the corporation, or any
merger, consolidation or statutory exchange of shares of
the corporation with any of its Subsidiaries; or

		g.	any agreement, contract or other arrangement or
understanding providing for any one or more of the actions specified in the foregoing clauses (a) to (f).

	2.	The term "Capital Stock" shall mean all capital stock of the corporation authorized to be issued from time to time under
Article III of these Amended and Restated Articles of
Incorporation.  The term "Voting Stock" shall mean all Capital
Stock of the corporation entitled to vote generally in the election of directors of the corporation.

	3.	The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person or persons with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital
Stock.

	4.	The term "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting
Stock; or (b) is an Affiliate or Associate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting
Stock; or (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

	5.	A person shall be a "beneficial owner" of any Capital Stock (a)
which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) the right to dispose or direct the disposition of, pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital
Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

	6.	The term "Affiliate," used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. The term "Associate," used to indicate a relationship with a specified person, shall mean (a) any person (other than the corporation or a Subsidiary) of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of such specified person or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the corporation or any Subsidiary, and (d) any person who is a director or officer of such specified person or any of its parents or subsidiaries (other than the corporation or a Subsidiary).

	7.	The term "Subsidiary" shall mean any corporation of which a
majority of any class of equity security is beneficially owned, directly or indirectly, by the corporation; provided, however, that for the purposes of Paragraph 4 of this Section C, the term
"Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the corporation.

	8.	The term "Continuing Director" shall mean any member of the Board of Directors of the corporation, while such person is a member of the Board of Directors, who was a member of the Board of Directors prior to the time that the Interested Shareholder involved in the Business Combination in question became an Interested Shareholder, and any member of the Board of Directors, while such person is a member of the Board of Directors, whose election, or nomination for election by the corporation's shareholders, was approved by a vote of a majority of the Continuing Directors; provided, however, that in no event shall an Interested Shareholder involved in the Business Combination in question or any Affiliate, Associate or representative of such Interested Shareholder, be deemed to be a Continuing Director.

	9.	The term "Fair Market Value" shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite
Tape for the New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock
Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale or closing bid quotation (whichever is applicable) with respect to a share of such stock during the 30-day period immediately preceding the date in question of a share of such stock on the National
Association of Securities Dealers, Inc. Automated Quotations
System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

	10.	In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs 2.a and 2.b of Section B of this
Article IV shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

	D.	The Continuing Directors by majority vote shall have the power to determine for the purposes of this Article IV, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock (including Voting
Stock) or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets that are the subject of any Business Combination equal or exceed ten percent (10%) of the book value of the consolidated assets of the corporation, (e) whether a proposed plan of dissolution or liquidation is proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, (f) whether any transaction has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder, (g) whether any Business Combination satisfies the conditions set forth in Paragraph 2 of Section B of this Article IV, and (h) such other matters with respect to which a determination is required under this Article
IV. Any such determination made in good faith shall be binding and conclusive on all parties.

	E.	Nothing contained in this Article IV shall be construed to
relieve any Interested Shareholder from any fiduciary obligation imposed by law.

	F.	The fact that any Business Combination complies with the
provisions of Section B of this Article IV shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, to approve such Business Combination or recommend its adoption or approval to the shareholders of the corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

	G.	Notwithstanding any other provisions of these Amended and
Restated Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Amended and Restated Articles of Incorporation), the affirmative vote of the holders of not less than seventy five percent (75%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article IV.

ARTICLE V

	No shareholder of this corporation shall have any preemptive rights to subscribe for, purchase, or acquire any shares of the corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VI

	The number of the directors of this corporation shall be fixed in the manner provided in the Bylaws.

ARTICLE VII

	Any action required or permitted to be taken at a meeting of the Board of Directors of this corporation not needing approval by shareholders under Minnesota Statutes, Chapter 302A, may be taken in written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE VIII

	Except as otherwise provided in Article IV, the affirmative vote of the holders of a majority of the voting power of the shares represented and entitled to vote at a duly held meeting of shareholders of this corporation, voting together as a single class, shall be required for an action of the shareholders.

ARTICLE IX

	No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

	The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article.

	If the Minnesota Statutes hereafter are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.
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